Exhibit 99.1

NEWS RELEASE

DRAFT FOR REVIEW – NOT FOR RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS SECOND QUARTER AND SIX-MONTH 2024 EARNINGS

Company Appoints Former Sercel President Richard Kelley as Chief Operating Officer

Company Announces Stock Repurchase Program

HOUSTON, TX – May 9, 2024 - Geospace Technologies Corporation (NASDAQ: GEOS) (the “Company”) today announced results for its second quarter ended March 31, 2024. For the three-months ended March 31, 2024, Geospace reported revenue of $24.3 million, compared to revenue of $31.4 million for the comparable year-ago quarter. Net loss for the three-months ended March 31, 2024 was $4.3 million, or ($0.32) per diluted share, compared to net income of $4.6 million, or $0.35 per diluted share, for the quarter ended March 31, 2023.

For the six-months ended March 31, 2024, Geospace reported revenue of $74.3 million compared to revenue of $62.5 million for the comparable year-ago period. Net income for the six-months ended March 31, 2024 was $8.4 million, or $0.62 per diluted share, compared to net income of $4.5 million, or $0.35 per diluted share, for the six-months ended March 31, 2023.

Management’s Comments

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “With the first six months of fiscal year 2024 behind us, the company has achieved positive net income of $8.4 million, or $0.62 per share. This serves as strong indication that our strategic efforts to continue the profitability established last fiscal year remain on track. In addition, the longstanding strength of our balance sheet with no debt and $51.2 million in cash and short-term investments remains firmly intact. However, as a result of low utilization of our OBX and Mariner ocean bottom nodes, our second quarter Oil and Gas Markets segment revenue fell short of the previous six quarters, which led to the overall net loss of $4.3 million for the second quarter. As mentioned in our first quarter conference call, some gaps in our OBX rental contracts were expected, which became a driving factor in lowering second quarter revenue. In addition, rental revenue that would have been received in the second quarter was brought forward into the first quarter when a rental contract for our new Mariner™ ocean bottom node system was converted to a $30 million sale. Despite these circumstances affecting the second quarter, we believe the second half of the fiscal year will see better utilization of our ocean bottom nodes which should bolster performance of our Oil and Gas Markets segment.

Our Adjacent Markets segment performed well in the second quarter, generating revenue of $12.2 million. This represents the third best quarterly performance of this segment in the company’s history, almost matching the record setting amount of last year’s second quarter. We believe our conscious expansion of product lines and nurtured growth within the Adjacent Markets segment continues to meet our longstanding strategy to create an increased stable source of revenue with less volatility than our Oil and Gas Markets segment.

Our Emerging Markets segment also contributed meaningful revenue in the second quarter, adding $1.1 million to the three-month total. The largest amount came from fulfilling a major portion of the nearly completed DARPA contract that we announced last year. Notably, several significant discussions remain underway for utilizing Quantum’s analytics and SADAR array monitoring system. These include multiple government agency security projects as well as advanced monitoring projects in the energy and energy transition arenas where our technology could be uniquely applied. While these discussions are very productive, they are somewhat slow going, thus leaving the potential for larger revenue contributions in the next fiscal year.

Oil and Gas Markets Segment

Second quarter revenue from the Company’s Oil and Gas Markets segment totaled $10.8 million for the three months ended March 31, 2024. This compares to $18.4 million in revenue for the same period a year ago representing a decrease of 41%. Revenue for the six-month period ended March 31, 2024, is $50.8 million, an increase of 32% over the equivalent prior year period. The decrease in revenue for the three-month period was due to lower utilization for our marine OBX rental fleet. The increase in revenue for the six-month period is primarily due to a $30 million sale of our Mariner™ shallow water ocean bottom nodes, in the first quarter of fiscal year 2024, partially offset by a decrease in the utilization for our marine OBX rental fleet. Additionally, long term rental contracts for ocean bottom nodes concluded during this quarter and the equipment is undergoing maintenance in Houston to allow the products to return to service quickly. We continue to see strong demand for ocean bottom nodal surveys and expect increased utilization of our rental fleet in the second half of fiscal year 2024.

Adjacent Markets Segment

Revenue from the Company’s Adjacent Markets segment totaled $12.2 million for the three-month period ended March 31, 2024. This compares with $12.7 million from the equivalent year ago period, representing a decrease of 4%. Revenue for the six-month period ending March 31, 2024, was $22.1 million, a decrease of 6%, from the same period of the prior fiscal year. The decrease in revenue for both periods was due to lower demand for both our water meter products and industrial sensor products, partially offset by an increase in demand for our contract manufacturing services and thermal film products.

Emerging Markets Segment

The Company’s Emerging Markets segment generated revenue of $1.1 million for the three-month period ended March 31, 2024. Revenue for the six-month period was $1.3 million compared to $300,000 from the same prior year period. The increase in revenue from both periods is due to work performed on a $1.5 million government contract.

Balance Sheet and Liquidity

For the six-month period ended March 31, 2024, the Company used $6.3 million in cash and cash equivalents from operating activities. The Company generated $8.1 million of cash from investing activities that included $30.5 million in proceeds from the sale of rental equipment and $4.0 million in proceeds from the sale of short-term investments offset by $19.3 million in cash used for the purchase of short-term investments, $3.9 million for additions to the rental fleet and $3.2 million for additional property, plant and equipment investments.

As of March 31, 2024, the Company had $51.2 million in cash and short-term investments and maintained an additional borrowing availability of $11.3 million under its bank credit agreement with no borrowings outstanding. The Company additionally owns unencumbered property and real estate in both domestic and international locations. In fiscal year 2024, management anticipates a capital expenditure budget of $12 million including $7 million earmarked for additions to its rental equipment.

Corporate

On April 29, 2024, the company welcomed highly accomplished executive Richard (“Rich”) Kelley as its Executive Vice President and Chief Operating Officer. Kelley has 17 years of experience in the oil & gas seismic industry, serving as the Vice President of Operations and then President of Sercel, Inc. He brings an extensive background and international experience in quality and operational management within various manufacturing organizations. Before joining Sercel, his diverse experience as Vice President for KMT Aqua-Dyne, Inc., a Swedish-based industrial manufacturer, and Uson, a global leader in leak detection instrumentation, is highly aligned with Geospace’s strategy for the Adjacent Markets business segment. Earlier in his career, Kelley was Director of Manufacturing for Varco (now part of NOV), a manufacturer of pressure-control equipment used in the oilfield industry. Prior to his corporate career, Kelley served in the U.S. Navy and holds an MBA from the University of Houston and a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin.

“Having previously served in the COO role at Geospace for many years, I know the importance of this position to our company,” said Wheeler. “We’re delighted to add Rich as a well-balanced, experienced team member. He brings a wealth of knowledge and leadership to Geospace that spans all the elements of engineering, manufacturing, business development, and operations. As we prepare for the future, I believe Rich’s addition to the Geospace family will be instrumental in maintaining a solid course to advance our company to the next level.”

Stock Repurchase Program

The Company also announced that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $5 million of its outstanding common stock.  Under the repurchase program, the Company may purchase shares of common stock on a discretionary basis from time to time through open market transactions through block trades, in privately negotiated transactions and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and number of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program has no time limit, does not obligate the Company to acquire a specified number of shares and may be modified, suspended or discontinued at any time at the Company’s discretion.  The repurchase plan will be funded using existing cash or future cash flow.

Conference Call Information

The Company will host a conference call to review its second quarter fiscal year 2024 financial results on Friday, May 10, 2024, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). (800) 267-6316 (US) or (203) 518-9814 (International). Please reference the conference ID: GEOSQ224 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in vibration sensing and highly ruggedized products which serve energy, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 600 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange as GEOS. For more information, visit www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results and expected demand for our products in various segments. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels, the continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Revenue:
Products	$19,497	$17,701	$63,211	$37,249
Rental	4,773	13,669	11,091	25,230
Total revenue	24,270	31,370	74,302	62,479
Cost of revenue:
Products	14,995	13,196	38,837	28,561
Rental	3,394	5,225	7,348	10,435
Total cost of revenue	18,389	18,421	46,185	38,996

Gross profit	5,881	12,949	28,117	23,483

Operating expenses:
Selling, general and administrative	6,546	6,387	12,372	12,822
Research and development	3,863	3,483	7,465	7,741
Provision for credit losses	(22)	17	(51)	137
Total operating expenses	10,387	9,887	19,786	20,700

Gain on disposal of property	—	1,315	—	1,315

Income (loss) from operations	(4,506)	4,377	8,331	4,098

Other income (expense):
Interest expense	(44)	(39)	(100)	(78)
Interest income	247	127	482	283
Foreign currency transaction gains (losses), net	(20)	185	(183)	292
Other, net	7	6	(67)	(6)
Total other income, net	190	279	132	491

Income (loss) before income taxes	(4,316)	4,656	8,463	4,589
Income tax expense	11	19	111	49
Net income (loss)	$(4,327)	$4,637	$8,352	$4,540

Income (loss) per common share:
Basic	$(0.32)	$0.35	$0.63	$0.35
Diluted	$(0.32)	$0.35	$0.62	$0.35

Weighted average common shares outstanding:
Basic	13,343,793	13,156,715	13,297,324	13,111,866
Diluted	13,343,793	13,156,715	13,471,775	13,111,866

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2024	September 30, 2023
ASSETS
Current assets:
Cash and cash equivalents	$20,762	$18,803
Short-term investments	30,448	14,921
Trade accounts and note receivable, net	15,330	21,373
Inventories, net	23,932	18,430
Prepaid expenses and other current assets	1,611	2,251
Total current assets	92,083	75,778

Non-current inventories, net	18,141	24,888
Rental equipment, net	15,077	21,587
Property, plant and equipment, net	24,552	24,048
Non-current trade accounts receivable	1,510	—
Operating right-of-use assets	590	714
Goodwill	736	736
Other intangible assets, net	4,601	4,805
Other non-current assets	408	486
Total assets	$157,698	$153,042

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$4,955	$6,659
Operating lease liabilities	257	257
Other current liabilities	9,863	12,882
Total current liabilities	15,075	19,798

Non-current operating lease liabilities	397	512
Deferred tax liabilities, net	32	16
Total liabilities	15,504	20,326

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,204,082 and 14,030,481 shares issued, respectively; and 13,362,090 and 13,188,489 shares outstanding, respectively	142	140
Additional paid-in capital	96,800	96,040
Retained earnings	70,212	61,860
Accumulated other comprehensive loss	(17,460)	(17,824)
Treasury stock, at cost, 841,992 shares	(7,500)	(7,500)
Total stockholders’ equity	142,194	132,716
Total liabilities and stockholders’ equity	$157,698	$153,042

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net income	$8,352	$4,540
Adjustments to reconcile net income to net cash used in operating activities:
Deferred income tax expense	15	—
Rental equipment depreciation	6,026	6,442
Property, plant and equipment depreciation	1,682	1,896
Amortization of intangible assets	204	430
Amortization of premiums (accretion of discounts) on short-term investments	(234)	1
Stock-based compensation expense	762	676
Provision for (recovery of) credit losses	(51)	137
Inventory obsolescence expense	110	1,836
Gross profit from sale of rental equipment	(20,553)	(3,925)
Gain on disposal of property	—	(1,315)
Loss (gain) on disposal of equipment	10	(464)
Effects of changes in operating assets and liabilities:
Trade accounts and note receivable	5,963	(8,352)
Inventories	(5,566)	(7,882)
Other assets	873	1,702
Accounts payable trade	(684)	(574)
Other liabilities	(3,180)	(226)
Net cash used in operating activities	(6,271)	(5,078)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,166)	(1,126)
Proceeds from the sale of property, plant and equipment	2	4,221
Investment in rental equipment	(3,949)	(635)
Proceeds from the sale of rental equipment	30,502	8,794
Purchases of short-term investments	(19,293)	—
Proceeds from the sale of short-term investments	4,000	900
Net cash provided by investing activities	8,096	12,154

Cash flows from financing activities:
Payments on contingent consideration	—	(175)

Effect of exchange rate changes on cash	134	(205)
Increase in cash and cash equivalents	1,959	6,696
Cash and cash equivalents, beginning of period	18,803	16,109
Cash and cash equivalents, end of period	$20,762	$22,805

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$—	$26
Inventory transferred to rental equipment	5,352	82

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Oil and Gas Markets segment revenue:
Traditional seismic exploration product revenue	$3,548	$3,391	$5,311	$6,146
Wireless seismic exploration product revenue	7,240	14,896	45,313	32,134
Reservoir product revenue	59	132	132	287
	10,847	18,419	50,756	38,567

Adjacent Markets segment revenue:
Industrial product revenue	9,024	9,642	15,467	17,572
Imaging product revenue	3,211	3,066	6,583	5,958
	12,235	12,708	22,050	23,530
Emerging Markets segment revenue:
Border and perimeter security product revenue	1,113	191	1,347	284

Corporate	75	52	149	98
Total revenue	$24,270	$31,370	$74,302	$62,479

	Three Months Ended		Six Months Ended
	March 31, 2024	March 31, 2023	March 31, 2024	March 31, 2023
Operating income (loss):
Oil and Gas Markets segment	$(3,135)	$4,176	$11,428	$6,582
Adjacent Markets segment	2,796	3,055	4,830	4,802
Emerging Markets segment	(651)	(1,007)	(1,276)	(2,220)
Corporate	(3,516)	(1,847)	(6,651)	(5,066)
Total operating income (loss)	$(4,506)	$4,377	$8,331	$4,098